Exhibit 10.1
June 28, 2010
Charles D. Kissner
Employment Agreement
Dear Chuck:
     This letter agreement sets forth the terms of your employment with Aviat Networks, Inc. (the “Company”), as well as our understanding with respect to any termination of that employment relationship. This Agreement will become effective on your first day of employment with the Company, which will be the date hereof.
     1. Position and Duties. You will be employed by the Company as its Chairman and Chief Executive Officer, reporting to the Company’s Board of Directors (“Board”). This position will be based at our corporate headquarters in Santa Clara, California. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. Your primary responsibilities will be to assume the top leadership of the Company, direct the organization to ensure the attainment of revenue and profit goals, drive optimal return on invested capital and grow shareholder value, subject to the oversight and supervision of the Board. Your current positions as a director of the Company and Chairman of the Board will not be affected by your employment hereunder, except that your compensation under this Agreement will be in lieu of any compensation as a director accruing after your start date. It is understood that the Company will appoint a lead independent director, who will preside over outside-director-only portions of Board meetings.
     2. Term of Employment. Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.
     3. Compensation. You will be compensated by the Company for your services as follows:
          (a) Salary: You will be paid a monthly base salary of $57,917 ($695,000 per year), less applicable withholding, in accordance with the Company’s normal payroll procedures. In conjunction with your annual performance review, which will occur at or about the start of

Charles D. Kissner

each fiscal year (currently July 1st), your base salary will be reviewed by the Board, and may be subject to adjustment by the Board based upon various factors including, but not limited to, your performance and the Company’s profitability. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company.
          (b) Annual Incentive Plan: Starting with FY 2011, you will be eligible to participate in the Company’s Annual Incentive Plan, with a target annual bonus of 100% of your annual base salary. The Annual Incentive Plan will be paid (if minimum targets are met) in the calendar year in which the relevant fiscal year ends, promptly after the completion of each fiscal year’s audit.
          (c) Long-Term Incentive Program: Starting with FY 2011, you will be eligible to participate in the Company’s Long-Term Incentive Program as defined by the Board. The GAAP value of your initial award, as determined by the Board in its reasonable discretion, will be $1,400,000. The expected structure is (i) one-third of such value will be represented by options with a 3-year vesting period (50%/25%/25%), (ii) one-third of such value will be represented by performance shares subject to vesting based on achievement of Company financial performance criteria for the three-year period ending at the end of FY 2013, and (iii) one-third of such value will be represented by restricted stock with a 3-year vesting period (33?%/33?%/33?%). The structure for future periods is subject to determination by the Board.
          (d) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company’s business expense and travel reimbursement, educational assistance, holiday, and other benefit plans and policies. You will also be eligible to participate in the Company’s 401(k) plan.
          (e) Vacation: Commencing on your start date, you will accrue paid vacation in accordance with the Company’s vacation policy at the rate of 5 weeks per year. However, the number of accrued vacation hours at any one time shall not exceed 160 hours.
     4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company (other than for Good Reason as defined below), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. (For purposes of this Agreement, no part of (i) the Annual Incentive Plan for the year in which your termination occurs, (ii) the performance shares of the multi-year period in which your termination occurs or (iii) unvested options or restricted shares will be deemed earned.) You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary you would have earned through the end of the notice period.

Charles D. Kissner

     5. Other Termination. Your employment may also be terminated under the circumstances set forth below.
          (a) Termination for Cause: The Company may terminate your employment at any time for cause (as described below). If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. For purposes of this Agreement, a termination for “cause” occurs if you are terminated for any of the following reasons: (i) any act of misconduct or dishonesty by you in the performance of your duties under this Agreement; (ii) any willful failure by you to attend to your duties under this Agreement; (iii) any material breach of this Agreement; provided, however, that for any alleged failure or breach under sub-sections (ii) or (iii) above, the Board first provides you written notice setting forth with reasonable specificity the reasons that the Board believes you have committed such alleged failure or breach, and provides you thirty (30) days to cure such alleged failure or breach; (iv) your conviction of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; or (v) any misconduct resulting in material harm to the Company’s business or reputation.
          (b) Termination Without Cause or Upon Death or Disability: The Company may terminate your employment without cause at any time. If your employment is terminated by the Company without cause or by reason of death or any physical or mental incapacity which has prevented and/or will prevent you from performing your then-current duties under this Agreement for more than three consecutive months, and you (or your estate or personal representative, as applicable) sign a general release of known and unknown claims in a form satisfactory to the Company within sixty (60) days of the termination of your employment (or such shorter period as is necessary to comply with the following clause), which must be valid and enforceable no later than March 15 of the year following the year in which the termination occurs, and you fully comply with your obligations under Paragraphs 6, 7 and 9 below, you (or your estate or personal representative, as applicable) will receive the following severance benefits:
               (i) all compensation and benefits under Paragraph 3 above that is earned but unpaid through the date of termination, to be paid within fifteen (15) days of the effective date of your release;
               (ii) severance payments at your final base salary rate for a period (the “Severance Period”) starting on the date of your termination and ending on the later of (i) the 1st anniversary of the date of your termination and (ii) June 28, 2012; such payments will be subject to applicable withholding and made monthly commencing as of the effective date of your release;
               (iii) payment of the premiums necessary to continue your group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if you are no longer eligible for COBRA coverage) until the earlier of (x) the end of the Severance Period; or (y) the date you first became eligible to participate in another employer’s group health insurance plan;

Charles D. Kissner

               (iv) the prorated portion of any Annual Incentive Plan bonus that you would have earned, if any, during the Annual Incentive Plan period in which your employment terminates (the pro-ration shall be equal to the percentage of that bonus period that you are actually employed by the Company). Your Annual Incentive Plan bonus, on which the proration will be based, shall be computed in a manner consistent with the computation of bonuses for other senior level executives, and the prorated bonus will be payable at the time that such Annual Incentive Plan bonuses, if any, are paid to continuing Company employees; and
               (v) with respect to any stock options or time-vesting restricted shares granted to you by the Company, you will cease vesting upon your termination date; however, for options granted subsequent to the date of this Agreement, you will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (x) twelve (12) months following your termination date, or (y) the date on which the applicable option(s) expire(s). Notwithstanding the provisions of this Paragraph 5(b)(v), the Board may in its sole discretion provide for additional vesting of restricted shares, options and/or performance shares upon termination under this Paragraph 5(b).
You will not be required to mitigate the severance payments and benefits described in Paragraphs 5(b)(ii) — (v) above by seeking employment or otherwise, and there shall be no offset against amounts due you under Paragraphs 5(b)(ii) — (v) on account of your subsequent employment (except as provided in Paragraph 5(b)(iii) above and in Paragraph 7(c) below). Except as expressly set forth in this Paragraph 5(b), your Company stock options, restricted shares and performance shares will continue to be subject to and governed by the Company’s 2007 Stock Equity Plan (the “Plan”) and the applicable stock option, restricted stock and performance share agreements between you and the Company. Nothing in this Paragraph 5(b) shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.
          (c) Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this Paragraph 5(c)), and you sign a general release of known and unknown claims in a form satisfactory to the Company within sixty (60) days of the termination of your employment (or such shorter period as is necessary to comply with the following clause) which becomes valid and enforceable no later than March 15 of the year following the year in which the termination occurs, and you fully comply with your obligations under Paragraphs 6, 7 and 9 below, you shall receive the severance benefits described in Paragraph 5(b) above. For purposes of this Paragraph 5(c), “Good Reason” means any of the following conditions, which condition(s) remain in effect 30 days after written notice from you to the Board of said condition(s):
               (i) a material reduction in your then-current base salary or annual target bonus (expressed as a percentage of your then-current base salary), without your written consent; or

Charles D. Kissner

               (ii) a material reduction in your employee benefits taken as a whole without your written consent; or
               (iii) a material reduction in your responsibilities without your written consent; or
               (iv) a material breach by the Company of any material provision of this Agreement; or
               (v) a requirement that you relocate your Company office to a location more than thirty-five (35) miles from your then-current Company office location without your written consent.
The foregoing condition(s) shall not constitute “Good Reason” if you do not provide the Board with the written notice described above within 45 days after you first become aware of the condition(s).
     6. Confidential and Proprietary Information: As a condition of your employment, you agree to sign and abide by the Company’s standard form of Invention, Authorship, Proprietary and Confidential Information Agreement.
     7. Termination Obligations.
          (a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.
          (b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.
          (c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company. The Company shall pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate.
     8. Limitation of Payments and Benefits.
          To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:

Charles D. Kissner

          (a) the full amount of the Payments, or
          (b) a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.
     9. Other Activities.
          (a) In order to protect the Company’s valuable proprietary information, you agree that during your employment and for the period, if any, during which severance payments at your final base salary rate are payable under Paragraph 5(b) or 5(c) above, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee, for your own account or otherwise, provide to any person or entity in competition with the Company any labor, services, advice or assistance regarding the design, manufacture, distribution (directly or indirectly) or integration of any digital microwave products substantially similar to then-current Company products in form, fit, or function and used in terrestrial microwave point-to-point telecommunications networks anywhere in the world.
          (b) You agree that for a period of eighteen (18) months following the termination of your employment with the Company for any reason, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee, for your own account or otherwise, solicit any individual who is, or within six (6) months prior to the time of solicitation was, an employee of the Company or any subsidiary of the Company to leave his or her employment with the Company or any subsidiary of the Company.
          (c) You acknowledge and agree that the restrictions contained in this Paragraph 9 are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the disclosure of the Company’s proprietary information. You further acknowledge and agree that the restrictions contained in this Paragraph 9 will not preclude you from engaging in any trade, business or profession that you are qualified to engage in. In the event of your breach of this Paragraph 9, the Company shall not be obligated to provide you with any further severance payments or benefits subsequent to such breach.
     10. Dispute Resolution. The parties agree that any dispute arising out of or relating to this Agreement, the parties’ employment relationship or the termination of that relationship for any reason, shall settled by arbitration before a single arbitrator in the area of the Company’s headquarters in accordance with the rules of the American Arbitration Association. The arbitrator’s decision will be final and binding on the Company and you. If the Company and you

Charles D. Kissner

cannot agree on the arbitrator within thirty (30) days after either party’s request for arbitration, the arbitrator will be selected by, or in accordance with a procedure established by, the senior officer of the office of the American Arbitration Association nearest the Company’s headquarters. The prevailing party will be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable fees and expenses of the prevailing party’s counsel, and the non-prevailing party will bear the cost of the non-prevailing party’s counsel, in connection with any such dispute. The Company shall bear all filing fees and costs of the American Arbitration Association and the fees and expenses of the arbitrator. Notwithstanding this Paragraph 10, the Company may bring an action for injunctive relief in any court of competent jurisdiction.
     11. Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company has not made and is making no representation to you relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws.
     Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you upon a “separation from service” as defined for purposes of Section 409A. In addition, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (i) the first business day of the seventh calendar month immediately following the month in which your separation from service occurs and (ii) the date of your death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill you, and you shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by you as soon as allowed by the foregoing sentence.
     For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to

Charles D. Kissner

reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     12. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
     13. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.
     14. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
     15. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state of California, without reference to principles of conflicts of laws.
     17. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.
     18. Legal Fees. The Company will reimburse you for the reasonable fees and expenses of your attorney in connection with the negotiation of this Agreement, up to a maximum of $7,000 unless otherwise agreed in writing by the Chairman of the Company’s Compensation Committee, within thirty (30) days after your start date, subject to the Company’s expense reimbursement policies and procedures.
     19. Indemnification, Advancement, Insurance. You will be entitled to indemnification and advancement in accordance with the Company’s bylaws as currently in effect. The Company will provide reasonable directors’ and officers’ insurance coverage for its directors and officers, including you.

Charles D. Kissner

     Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely, Aviat Networks, Inc.
By:	/s/ Thomas L. Cronan, III
	Name:	Thomas L. Cronan, III
	Title:	Senior Vice President and Chief Financial Officer

     I agree to and accept employment with Aviat Networks, Inc. on the terms and conditions set forth in this Agreement.

/s/ Charles D. Kissner
Charles D. Kissner